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                          EXPENSE LIMITATION AGREEMENT

     THIS AGREEMENT is effective as of the 16th day of September, 2009, between FAF Advisors, Inc., as investment advisor (the "Advisor"), and First American Investment Funds, Inc. ("FAIF").

     WHEREAS, FAIF includes the investment portfolio set forth in Exhibit A hereto (the "Fund"), which offers one class of shares; and

     WHEREAS, the Advisor wishes to contractually limit fees and reimburse expenses for the Funds through February 28, 2011; and

     WHEREAS, it is in the interests of both the Advisor and the shareholders of the Fund to limit Fund expenses as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses net of acquired fund fees and expenses of the Fund to the amount set forth in Exhibit A. The Advisor agrees that it may not be reimbursed by FAIF for the fees waived or reimbursements made by the Advisor under the terms of this agreement.
The Advisor agrees to continue the foregoing expense limits through February
28, 2011. Thereafter, any expense limit may be changed upon prior notice to FAIF's Board of Directors.

     IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

FAF ADVISORS, INC.                      FIRST AMERICAN INVESTMENT FUNDS, INC.


By: /s/ Joseph M. Ulrey III             By: /s/ Charles D. Gariboldi, Jr.
    ---------------------------------       ------------------------------------
Name: Joseph M. Ulrey, III              Name: Charles D. Gariboldi, Jr.
Title: Chief Financial Officer          Title: Treasurer
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                                    EXHIBIT A

                                                        ANNUAL OPERATING EXPENSE
                                          NET OF ACQUIRED FUND FEES AND EXPENSES
                                                   LIMITATION AS A PERCENTAGE OF
                                                        AVERAGE DAILY NET ASSETS
Tactical Market Opportunities Fund - Class Y                             0.9500%